UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
June 30, 2014

Nelnet, Inc.
(Exact name of registrant as specified in its charter)

Nebraska	001-31924	84-0748903
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

121 South 13th Street Suite 100 Lincoln, Nebraska	68508
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (402) 458-2370
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On June 30, 2014, Nelnet, Inc. (the “Company”) entered into Amendment No. 3 (the “Amendment”) to the Credit Agreement dated as of February 17, 2012 (the “Credit Agreement”) for the Company's unsecured line of credit with U.S. Bank National Association, as agent for the lenders, and the lender parties thereto. The Credit Agreement and Amendment No. 2 to the Credit Agreement were previously reported under Item 1.01 of Current Reports on Form 8-K filed by the Company on February 24, 2012 and April 2, 2013, respectively, which are incorporated by reference herein.
Under the terms of the Amendment, the Company's unsecured line of credit under the Credit Agreement was increased from $275 million to $350 million, and the maturity date of the Credit Agreement was extended from March 28, 2018 to June 30, 2019. In addition, the Amendment revised certain covenants related to maintenance of a minimum consolidated net worth, limitations on recourse indebtedness and liens, and a limitation on the amount of non-federally insured student loans in the Company’s portfolio. As of June 30, 2014, the $350 million unsecured line of credit had an outstanding balance of $65 million and $285 million available for future use.
The description above is a summary of the Amendment and is qualified in its entirety by the complete text of the Amendment, a copy of which is filed with this report as Exhibit 10.1, and is incorporated by reference herein.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information related to the $350 million unsecured line of credit discussed under Item 1.01 above is hereby incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits. The following exhibit is filed as part of this report:

Exhibit No.	Description

10.1
Amendment No. 3 dated as of June 30, 2014 to Credit Agreement dated as of February 17, 2012, by and among Nelnet, Inc., U.S. Bank National Association, as Agent for the Lenders, and various lender parties thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: July 7, 2014                    NELNET, INC.

By:    /s/ JAMES D. KRUGER
Name: James D. Kruger
Title: Chief Financial Officer